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                                                                   EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary                                      State of Incorporation

         The following lists the subsidiaries of Allegheny Teledyne Incorporated as of March 27, 1997, excluding those subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary. The subsidiaries listed are all wholly owned, either directly or indirectly.

Allegheny Ludlum Corporation                                  Pennsylvania

Teledyne, Inc.                                                Delaware

Teledyne Industries, Inc.                                     California

Jessop Steel Company                                          Pennsylvania

AII Acquisition Corp.                                         Delaware